Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of July 20, 2015 (the “Effective Date”) by and between OXiGENE, Inc., a Delaware corporation (the “Company”), and Mr. Matthew M. Loar, an individual (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to retain Executive to serve as the Company’s Chief Financial Officer and Executive has agreed to serve as the Company’s Chief Financial Officer; and

WHEREAS, the Company and Executive desire to enter into an employment agreement to set forth the terms and conditions on which Executive will serve as the Company’s Chief Financial Officer;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and Executive hereby agree as follows:

1. Employment.

1.1 Executive shall serve in the capacity of Chief Financial Officer, and shall have the duties, responsibilities and authority assigned to Executive by the Company’s Board of Directors (the “Board”) to whom he shall report. Executive shall also serve in the capacity of Chief Accounting Officer.

1.2 Executive, so long as he is employed hereunder, (i) shall devote substantially all of his full professional time and attention to the services required of him as an employee of the Company, except as otherwise agreed and except as permitted in accordance with paid vacation time subject to the Company’s existing vacation policy, and subject to the Company’s existing policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability, (ii) shall use his best efforts to promote the interests of the Company, and (iii) shall discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. Executive may serve on the boards of directors of up to two companies at the same time during the Employment Term (as defined below), provided that such companies shall not be engaged in a business that is competitive with that of the Company.

2. Term.

The term of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until terminated by either party in accordance with Section 6 hereof (the “Employment Term”).

3. Base Salary; Annual Bonus; Stock Options.

3.1 During the Employment Term, Executive initially shall be paid an annual base salary in the amount of $325,000 (such amount as adjusted, from time to time, the “Base Salary”), payable in biweekly (26) installments in accordance with the Company’s payroll schedule from time to time in effect. The Base Salary will be subject to review annually or on such periodic basis (not to exceed annually) as the Company reviews the compensation of its other senior executives and may be adjusted upwards in the sole discretion of the Company’s Board of Directors (the “Board”) or its designee. Executive will also receive a one-time signing bonus of $27,083.33, which amount is equal to one month of Executive’s base salary.

3.2 Executive will be eligible during each year of the Employment Term for consideration for an annual bonus (the “Annual Bonus”) equal to up to thirty-five percent (35%) of his then-current Base Salary, based upon the Company’s assessment of the performance of Executive and the Company, at its sole discretion, to be paid prior to March 15th of the year following the year in which the Annual Bonus is earned. The Annual Bonus is based on the achievement of individual and Company written goals established on an annual basis and on overall Company performance. Executive shall be eligible for a pro-rated Annual Bonus for 2015. The Board may in its discretion award Executive a more generous bonus.

3.3 On the Effective Date, the Company shall grant to Executive options to purchase 150,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such stock on the date of grant pursuant to and in accordance with the terms of the Company’s 2015 Stock Plan (the “Stock Plan”) and the Company’s standard form of option agreement. To the extent allowed by law, the options shall be treated as incentive stock options. The options shall vest as follows: (a) 25% of the options will vest on the first anniversary of the date of grant, and (b) the remaining 75% will vest in substantially equal monthly installments over the next 36 months following such first anniversary, such that the option is 100% vested as of the fourth anniversary of the date of grant. Notwithstanding the foregoing, all of Executive’s unvested equity shall accelerate and become immediately vested and exercisable upon the conditions set forth in Section 7.3(c). In addition, Executive shall be eligible to receive stock option grants, stock bonuses, restricted stock grants or other equity compensation awards granted to Executive from time to time by the Board in its sole discretion and to participate in any equity compensation plan that may be established by the Company for Executive or its executive team generally.

4. Benefits.

Executive shall be entitled to participate in employee benefit plans and arrangements made available by the Company generally to its employees of comparable title or responsibilities during the Employment Term.

5. Business Expenses.

Executive shall be entitled to receive an American Express Corporate Card (or other card should the Company change to another card issuer), for business related expenses and prompt reimbursement will be made for all reasonable and customary expenses incurred by him in performing services hereunder during the Employment Term, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

6. Termination.

6.1 Executive’s employment will terminate effective on the date of his death.

6.2 The Company may terminate Executive’s employment upon thirty (30) days’ prior written notice if Executive becomes Disabled. Executive will be considered Disabled if he is unable to perform the essential functions of his position as Chief Financial Officer, with or without a reasonable accommodation, for a period of ninety (90) calendar days, whether or not consecutive, within any rolling twelve (12) month period.

6.3 The Company may terminate Executive’s employment on contemporaneous written notice for Cause. Cause means: (a) Executive’s substantial failure to perform any of his duties as Chief Financial Officer or to follow reasonable, lawful directions of the Board or the Chief Executive Officer; (b) Executive’s willful misconduct or willful malfeasance in connection with his employment; (c) Executive’s commission of, conviction of, or plea of nolo contendere to, any crime constituting a felony under the laws of the United States or any state thereof, or any other crime involving moral turpitude; (d) Executive’s material breach of any provision of this Agreement, the Company’s bylaws or any other written agreement with the Company; (e) Executive’s engaging in misconduct that causes significant injury to the Company, financial or otherwise, or to its reputation; or (f) any act, omission or circumstance constituting cause under the law governing this Agreement.

6.4 The Company may terminate Executive’s employment without Cause on sixty (60) days’ prior written notice to the Executive.

6.5 Executive may resign his employment without Good Reason (as defined below in Section 6.6) on thirty (30) days’ prior written notice to the Company.

6.6 Executive may resign his employment for Good Reason, provided that within ninety (90) days following the occurrence of the event of Good Reason, Executive gives the Company written notice, pursuant to Section 16, of such event. The Company has thirty (30) days after the date the Company receives the notice to cure the event, and if the Company fails to cure the event, Executive must resign his employment within sixty (60) days of the notice date. “Good Reason” means the Company: (a) materially reduces Executive’s title, or responsibilities; (b) relocates its headquarters more than sixty (60) miles from their current location (unless the relocation results in the headquarters being closer to Executive’s residence); (c) materially reduces Executive’s Base Salary; or (d) breaches a material term of this Agreement. Good Reason must also meet the requirements for a good reason termination in accordance with IRS Code Treasury Regulation §1.409A-1(n)(2), and any successor statute, regulation and guidance thereto.

6.7 Executive agrees to resign any and all positions with the Company upon the termination of his employment for any reason, which resignations shall take effect on the effective date of the termination of his employment.

7. Payments on Termination.

7.1 If the Company terminates Executive’s employment because of Executive’s death under Section 6.1, because Executive becomes Disabled under Section 6.2, for Cause under Section 6.3, or due to Executive’s resignation from employment without Good Reason under Section 6.5, the Company shall provide to Executive the following termination compensation:

(a) a payment equal to the portion of Executive’s Base Salary that has accrued prior to the termination that has not yet been paid;

(b) to the extent required by law and the Company’s written vacation policy, an amount equal to the value of Executive’s accrued but unused vacation days calculated at a rate of $1,250.00 per day (which accrual shall be subject to a cap of vacation that may be accrued over one year and nine months);

(c) the amount of any expenses properly incurred by Executive on behalf of the Company prior to the termination and not yet reimbursed; and

(d) the Annual Bonus related to the most recently completed calendar year, if earned and not already paid ((a) through (d) are collectively the “Accrued Obligations”).

The payments described in Sections 7.1(a), (b) and (d) shall be payable on Executive’s last day of employment, or as otherwise allowable by law. The expense reimbursement described in Section 7.1(c) shall be payable on Executive’s last day of employment, or on the earliest practicable date after Executive provides proof of the expenses and their business purpose.

7.2 If the Company terminates Executive’s employment without Cause under Section 6.4 or Executive resigns his employment with Good Reason under Section 6.6, the Company will provide Executive the following termination compensation:

(a) the Accrued Obligations, payable in accordance with terms of Section 7.1 above;

(b) payments equal to Executive’s then-current Base Salary for a period of twelve (12) months, payable on the Company’s normal paydays; and

(c) should Executive timely elect and be eligible for COBRA coverage, payment of Executive’s COBRA premiums for Executive and Executive’s immediate family’s medical and dental insurance coverage for a period of twelve (12) months; provided, that the Company shall have no obligation to provide such coverage if Executive becomes eligible for medical and dental coverage with another employer, provided that if the payment of the Executive’s premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010 or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Patient Protection and Affordable Act or Section 105(h) of the Code. Executive shall give prompt written notice to the Company on attaining such eligibility.

7.3 If the Company terminates Executive’s employment without Cause under Section 6.4 or Executive resigns his employment with Good Reason under Section 6.6 in the one year period following the effective date of a Change in Control, the Company will provide Executive the following termination compensation:

(a) the Accrued Obligations, payable in accordance with terms of Section 7.1 above;

(b) a lump sum payment of an amount equal to twelve (12) months of Executive’s then current Base Salary;

(c) all stock options, stock appreciation rights, restricted stock, and other incentive compensation granted to Executive by the Company shall vest and be immediately exercisable and Executive may exercise all such vested options and rights, and shall receive payments and distributions accordingly; and

(d) should Executive timely elect and be eligible for COBRA coverage, payment of Executive’s COBRA premiums for Executive and Executive’s immediate family’s medical and dental insurance coverage for a period of twelve (12) months; provided, that the Company shall have no obligation to provide such coverage if Executive becomes eligible for medical and dental coverage with another employer, provided that if the payment of the Executive’s premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010 or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Patient Protection and Affordable Act or Section 105(h) of the Code. Executive shall give prompt written notice to the Company on attaining such eligibility.

Change in Control means: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transaction which the Board of Directors does not approve; (ii) a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (iii) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of its assets; or (iv) a change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors, and provided in each such case the Change in Control also meets the requirements of a “Change in Control Event” within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5). “Incumbent Directors” mean the directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

7.4 The payments described in Sections 7.2(b) and (c) and 7.3(b), (c) and (d) shall be paid or commence, subject to Section 19 below, within ninety (90) days of Executive’s termination of employment, provided that prior to the expiration of the ninety (90) day period, Executive has delivered to the Company a general release of claims in a form acceptable to the Company and the release has become enforceable and irrevocable. If the ninety (90) day period begins in one tax year and ends in the following tax year, the payments will commence in the following tax year. In all cases, the first payment will include all amounts that would have been paid to Executive under Sections 7.2(b) and (c) between the date the termination of Executive’s employment became effective and the first payment date.

7.5 The foregoing payments upon Executive’s termination shall constitute the exclusive payments due Executive upon termination of his employment with the Company under this Agreement or otherwise, provided, however that except as stated above, such payments shall have no effect on any benefits which may be payable to Executive under any plan of the Company which provides benefits after termination of employment.

8. Taxes.

Any amounts or benefits payable or provided to Executive under this Agreement shall be paid or provided to Executive subject to all applicable taxes required to be withheld by the Company pursuant to relevant federal, state and/or local law. Executive shall be solely responsible for all taxes imposed on Executive by reason of his receipt of any amounts of compensation or benefits payable hereunder. The Company makes no representation, warranty or promise regarding the tax treatment of any payment or benefit provided to Executive.

9. Confidentiality; Non-Solicitation.

9.1 As a condition of employment under this Agreement, Executive is required to execute, deliver to the Company and comply with the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

9.2 While Executive is employed by the Company, and for a period of twelve (12) months following the termination of his employment, neither Executive nor any Executive-Controlled Person (as defined below) will, without the prior written consent of the Company, directly or indirectly solicit for employment, or make an unsolicited recommendation to any other person that it employs or solicits for employment any person who is or was, at any time during the one (1) year period prior to the termination date, an officer, Executive or key employee of the Company or any affiliate of the Company. As used in this Agreement, the term “Executive-Controlled Person” means any company, partnership, firm or other entity as to which Executive possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

9.3 Executive agrees that the provisions of this Section 9 are reasonable and necessary for the Company’s protection and that they may not be adequately enforced by an action for damages and that, in the event of a material breach of this Section 9 by Executive or any Executive-Controlled Person, the Company shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of such violation or otherwise to enforce specifically such provisions against such violation, without the necessity of the posting of any bond by the Company. Executive further covenants under this Section 9 that the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or other benefits that Executive directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation. Such remedy shall, however, be cumulative and not exclusive and shall be in addition to any injunctive relief or other legal equitable remedy to which the Company is or may be entitled.

10. Indemnification.

The Company, to the extent permitted by its Articles and By Laws, shall indemnify Executive for all claims, losses, expenses, costs, obligations, and liabilities of every nature whatsoever incurred by Executive to any third party as a result of Executive’s acts or omissions as an employee of the Company, but excluding from such indemnification any claims, losses, expenses, costs, obligations, or liabilities incurred by Executive as a result of Executive’s bad faith, willful misconduct or gross negligence.

11. Attorney’s Fees and Expenses.

The Company and Executive agree that in the event of litigation arising out of or relating to this Agreement, the prevailing party shall be entitled to reimbursement from the other party to the prevailing party’s reasonable attorney fees and expenses. Reimbursements under this Section 11 will be paid within sixty (60) days from the date it is determined that Executive is entitled to payment under this Section 11.

12. Amendments.

This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

13. Assignments.

Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party; provided, however, that any payments and benefits owed to Executive under this Agreement shall inure to the benefit of his heirs and personal representatives.

14. Waiver.

Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

15. Severability.

In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

16. Notices.

All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Matthew M. Loar

If to OXiGENE:

OXiGENE, Inc.

701 Gateway Boulevard, Suite 210

South San Francisco, CA 94080

Attn: Chair of the Board of Directors

Or to such other address or such other person as Executive or the Company shall designate in writing in accordance with this Section 16, except that notices regarding changes in notices shall be effective only upon receipt.

17. Headings.

Headings to Sections in this Agreement are for the convenience of the parties only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

18. Governing Law; Venue.

This Agreement shall be governed by the laws of the State of California without reference to the principles of conflict of laws. Each of the parties hereto consents to the exclusive jurisdiction of the federal and state courts of the State of California in connection with any claim or controversy arising out of or connected with this Agreement, and said courts shall be the exclusive fora for the resolution of any such claim or controversy. Service of process in any such proceeding may be made upon each of the parties hereto at the address of such party as determined in accordance with Section 16 of this Agreement, subject to the applicable rules of the court in which such action is brought.

19. Compliance with Code Section 409A.

19.1 If any of the benefits set forth in this Agreement are deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, or any successor statute, regulation and guidance thereto (“Code Section 409A”), any termination of employment triggering payment of such benefits must constitute a “separation from service” under Code Section 409A before distribution of such benefits can commence. For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the part of Executive, but shall only act as a delay until such time as a “separation from service” occurs.

19.2 It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Code Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Code Section 409A.

19.3 Any reimbursements or direct payment of Executive’s expenses subject to Code Section 409A shall be made no later than the end of the calendar year following the calendar year in which such expense is incurred by Executive. Any reimbursement or right to direct payment of Executive’s expense in one calendar year shall not affect the amount that may be reimbursed or paid for in any other calendar year and a reimbursement or payment of Executive’s expense (or right thereto) may not be exchanged or liquidated for another benefit or payment.

19.4 Notwithstanding any other provision of this Agreement to the contrary, the Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Code Section 409A(a)(1), such that if a provision is ambiguous and may be interpreted in a manner that complies with Code Section 409A(a)(1), the parties intend that interpretation to apply. For purposes of clarification, this Section 19.4 shall be a rule of construction and interpretation and nothing in this Section 19.4 shall cause a forfeiture of benefits on the part of Executive.

19.5 Notwithstanding any other provision of this Agreement to the contrary, if any amount (including imputed income) to be paid to Executive pursuant to this Agreement as a result of Executive’s termination of employment is “deferred compensation” subject to Code Section 409A, and if Executive is a “Specified Employee” (as defined under Code Section 409A) as of the date of Executive’s termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Code Section 409A, the payment of benefits, if any, scheduled to be paid by Company to Executive hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since Executive’s termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 19.5 shall be paid in a lump sum after six (6) months have elapsed since Executive’s termination of employment. Any other payments will be made according to the timing provided for herein.

IN WITNESS WHEREOF, OXiGENE and Executive have caused this Agreement to be executed as of the date first above written.

OXiGENE, INC.		MR. MATTHEW M. LOAR

By:	/s/ Dr. William D. Schwieterman	/s/ Matthew M. Loar
Name: Dr. William D. Schwieterman Title: Chief Executive Officer

Exhibit A

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT